Exhibit 99.(10)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 2-74584 on Form N-1A of our report dated June 23, 2009, relating to the financial statements and financial highlights of Retirement Reserves Money Fund of Retirement Series Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the period ended April 30, 2009. We also consent to the references to us under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

August 24, 2009